Exhibit 10.3

SUBLEASE

THIS SUBLEASE is made and entered into this 8th day of February, 2011, by and between INTEGRAL SYSTEMS, INC., a Maryland corporation (“Sublandlord”), and COMPUTER SCIENCES CORPORATION, a Nevada corporation (“Subtenant”).

1.	Basic Sublease Provisions.

1.1.	Building: the office building known as Gateway Exchange III located at 6721 Columbia Gateway Drive, Columbia, Maryland, which is located in Howard County, Maryland. The “Building” shall be deemed to consist of 131,451 rentable square feet and is situated on and a part of the property (the “Property”) legally described in Exhibit C attached hereto.

1.2.	Subtenant’s Address (for notices): 3170 Fairview Park Drive, Falls Church, VA 22042 Attn: Terrance Bilbo-Corporate Administration/JLL Lease Administration, with a mandatory copy to Computer Sciences Corporation, 2100 East Grand Avenue, El Segundo, CA, Attention: Senior Real Estate Counsel

1.3.	Sublandlord’s Address (for notices): 6721 Columbia Gateway Drive, Columbia, Maryland 21046, Attn: Christopher Roberts

1.4.	Prime Landlord: 6721 Gateway, LLC, a Maryland limited liability company

1.5.	Prime Landlord’s Address (for notices): 6711 Columbia Gateway Drive, Suite 300, Columbia, MD 21046, Attn: General Counsel

1.6.	Prime Lease: that certain Agreement of Lease, dated June 6, 2008 (the “Original Lease”), made by and between the Prime Landlord, as landlord, and Sublandlord, as tenant, as amended by that certain First Amendment to Agreement of Lease, dated September 9, 2009 (the “First Amendment”; and, the Original Lease, the “Prime Lease”), by Prime Landlord, as landlord, and Sublandlord, as tenant. A copy of the Prime Lease is attached hereto as Exhibit A, provided that certain provisions of the Prime Lease have been redacted as shown therein and such provisions shall not be applicable to this Sublease.

1.7.	Sublease Term: The Sublease Term shall commence on the Phase 1 Tender Date and expire on the Expiration Date; and, for the avoidance of doubt, if the Renewal Option is duly exercised in accordance with Section 37.8 hereof, the Sublease Term shall include the Renewal Term.

1.8.	Sublease Premises: The Sublease Premises are comprised of (i) the third, fourth, and fifth floors of the Building, which floors shall be deemed to consist of 26,561 rentable square feet each for a total of 79,683 rentable square feet, and (ii) the Subtenant’s allocation of common area space on the first floor, which allocation shall be deemed to consist of 3,327 rentable square feet and is referred to herein as “Common Area Space”. The Sublease Premises, including the Common Area Space, is shown on Exhibit B hereto.

1.9.

Phase 1 Tender Date: Subject to and in accordance with the terms hereof, Sublandlord shall tender possession of the entire third (3rd) floor and the Common Area Space (“Phase 1 Premises”) to the Subtenant the first business day following the later to occur of (x) the execution and delivery of this Sublease by each of Sublandlord and Subtenant, (y) receipt of the Consent (as defined in Section 2.2) and (z) delivery by Subtenant to Sublandlord of its certificates of insurance evidencing its compliance with the insurance provisions herein contained (the date of such tender, the “Phase 1 Tender Date”).

Phase 2 Tender Date: Subject to and in accordance with the terms hereof, Sublandlord shall tender possession of the entire fifth (5th) floor (“Phase 2 Premises”) to the Subtenant on or before April 1, 2011 (the date of such tender, the “Phase 2 Tender Date”).

Phase 3 Tender Date: Subject to and in accordance with the terms hereof, Sublandlord shall tender possession of the entire fourth (4th) floor of the Building (the “Phase 3 Premises”) on or before July 1, 2011 (the “Phase 3 Tender Date”).

Rent Commencement Date: means (i) in respect of the Phase 1 Premises and the Phase 2 Premises, the date (the “Phase 1/2 Rent Commencement Date”) that is the later of (x) the fourteenth (14th) day following the date on which Subtenant’s voice and data circuits (“Circuits”) are installed and activated by Subtenant’s telecommunications service provider and (y) June 1, 2011, and (ii) in respect of the Phase 3 Premises, the fourteenth (14th) day following the Phase 3 Tender Date (the “Phase 3 Rent Commencement Date”).

1.10.

Expiration Date: means the fifth (5th) anniversary of the Phase 3 Rent Commencement Date, or such earlier or later date on which the Sublease Term shall sooner or later end pursuant to any of the terms, conditions or covenants of this Sublease (including without limitation by termination) or pursuant to law.

1.11.	Basic Rent: means twenty-seven dollars and twenty-five cents ($27.25) per rentable square foot, on a full service basis, net of electricity. Basic Rent shall be increased on June 1, 2012 and on each annual anniversary thereof during the Sublease Term (each an “Adjustment Date”) by multiplying the Basic Rent payable immediately before such Adjustment Date by three percent (3%) and adding the resulting amount to the Basic Rent payable immediately before such Adjustment Date. Base Rent, as so adjusted, shall thereafter be due as provided herein.

1.12.	Payee of Rent: Integral Systems, Inc., 6701 Columbia Gateway, Columbia, Maryland 21046 or as otherwise directed by Sublandlord in writing.

1.13.	Process for Payment of Rent: Via wire transfer in accordance with the instructions attached as Exhibit F, or as otherwise directed by Sublandlord in writing.

1.14.	Sublease Share: Commencing on Phase 1 Commencement Date, the Subtenant’s proportionate share shall be 63.15% of the Building (the “Sublease Share”). The Sublease Share shall be adjusted, as appropriate, in the event that Subtenant exercises its right to expanded the Sublease Premises as provided herein.

1.15.	Operating Expenses: shall mean, for a particular period, the sum of (i) the Building Expenses (as defined in Section 6.2.2 of the Prime Lease) and (ii) without duplication, the actual expenses paid or incurred by Sublandlord to maintain, operate and repair the Common Area Space as required under the Prime Lease, in each case, paid or incurred during such period. If occupancy of the Building during any calendar year, including the Base Year, is less than 100%, then Operating Expenses for that calendar year shall be “grossed up” to that amount of Operating Expenses that, using reasonable projections, would normally be expected to be incurred during the calendar year in question if the Building was 100% occupied during the applicable calendar year period, as determined under generally accepted accounting principles; it being understood that only those component of Operating Expenses that are affected by variations in occupancy levels shall be grossed up.

Base Year Operating Expenses: shall mean the Operating Expenses for the calendar year 2011 (the “Base Year”).

Taxes: shall mean, for a particular period, any and all Taxes (as defined in the Prime Lease) imposed on the Property during such period.

Base Year Taxes: shall mean Taxes imposed during the 2011-2012 tax year (the “Base Tax Year”).

1.16.	Subtenant’s Use: General office purposes, ancillary customer training, customer support services, computer integration, computer labs, light assembly of telecommunications equipment, telecommunications labs and, subject to the terms of the Prime Lease, any other lawful purpose.

1.17.	Broker: Jones Lang LaSalle Brokerage, Inc. served sole broker with respect to this Sublease.

The following exhibits are attached hereto and made a part hereof:

Exhibit A:	Prime Lease
Exhibit B:	Description of the Sublease Premises
Exhibit C:	Legal Description of the Property
Exhibit D:	Form of Rent Commencement Date Agreement
Exhibit E:	Personal Property
Exhibit F:	Payment Instructions

2.	Prime Lease; Prime Landlord’s Consent.

2.1. Sublandlord is the tenant under the Prime Lease. Sublandlord represents and warrants to Subtenant that (a) Sublandlord has delivered to Subtenant a copy of the Prime Lease and all other material agreements between Prime Landlord and Sublandlord relating to the leasing, use, and occupancy of the Sublease Premises and (b) the Prime Lease is, as of the date hereof, in full force and effect.

2.2. This Sublease and the obligations of the parties hereunder are expressly conditioned upon Sublandlord’s obtaining prior written consent hereto by Prime Landlord (the “Consent”). Subtenant shall promptly deliver to Sublandlord any information reasonably requested by Prime Landlord (in connection with Prime Landlord’s approval of this Sublease) with respect to the nature and operation of Subtenant’s business and/or financial condition of Subtenant. Subject to a maximum amount of $500.00, Subtenant shall pay all fees and expenses assessed by Prime Landlord in connection with Prime Landlord’s review of and/or approval of this Sublease. Sublandlord and Subtenant hereby agree, for the benefit of Prime Landlord, that this Sublease and Prime Landlord’s consent hereto shall not (a) create privity of contract between Prime Landlord and Subtenant; (b) be deemed to have amended the Prime Lease in any regard (unless Prime Landlord shall have expressly agreed in writing to such amendment) or (c) construed as a waiver of any right of Prime Landlord to consent to any assignment of the Prime Lease by Sublandlord or any further subletting of premises leased pursuant to the Prime Lease, or as a waiver of any right of Prime Landlord to consent to any assignment by Subtenant of this Sublease or any sub-subletting of the Sublease Premises or any part thereof.

3. Sublease. Sublandlord, for and in consideration of the rents herein reserved and of the covenants and agreements herein contained on the part of the Subtenant to be performed, hereby subleases to the Subtenant, and the Subtenant accepts from Sublandlord, the Sublease Premises. In accordance with the terms of this Sublease, at no additional charge, Subtenant shall have unrestricted, non-exclusive right to use the Common Area Space, which space consists of the first floor lobby area, certain common area hallways, the cafeteria and vending area, the conference rooms located adjacent to the reception area (“First Floor Conference Rooms”), the training room on the first floor currently designated as Room 148 (“Training Room”), the loading dock areas, and the mechanical spaces used for electrical, mechanical, and telecommunications equipment (“Building Service Areas”), which spaces, areas and rooms are on the first floor of Building as shown on Exhibit B hereto. Notwithstanding anything herein to the contrary, each of Subtenant and any other tenant of the Building shall have the right to reserve, on a daily basis, the First Floor Conference Rooms, the Training Room and the loading dock areas on a “first come, first served”. Sublandlord shall designate an on-site administrative employee who shall maintain a reservation log for the purpose of managing reservations for use of the First Floor Conference Rooms, the Training Room and the loading dock areas. Subtenant’s usage of the Common Area Space shall be subject to the terms and conditions of this Sublease and the Prime Lease. Subtenant’s access to the Building Service Areas shall be limited to a single designated representative of the Subtenant, which representative shall be registered with Sublandlord and, subject to the Prime Lease, shall have access to the Building Service Areas at all times. Each of Sublandlord and Subtenant agrees to cooperate with the other regarding its respective use of, and activities in, the Building Service Areas. Subtenant agrees not to unreasonably disturb or interrupt Sublandlord’s use of the Building Service Areas. Each of Sublandlord and Subtenant shall have the right to have a receptionist seated at the reception desk in the reception area. Each of Sublandlord and Subtenant shall cooperate with the other in connection with the receiving and handling of mail and other non-oversized deliveries to the Building at the reception desk (or as otherwise agreed from time to time).

4. Term. Subject to Section 5 hereof, the term of this Sublease (the “Sublease Term”) shall be as set forth in Section 1.7; provided, however, that in no event shall the Sublease Term extend beyond the date that is ten (10) business days prior to the termination of the Prime Lease. Following the Phase 1 Rent Commencement Date and the Phase 2 Rent Commencement Date, Subtenant shall execute a Rent Commencement Date Agreement, which shall be in a form consistent with that attached as Exhibit D.

5. Possession; Acceptance of Sublease Premises. Sublandlord agrees to deliver possession of the relevant portion of the Sublease Premises, in the case of the Phase 1 Premises, on the Phase 1 Tender Date and, in the case of the Phase 2 Premises and the Phase 3 Premises, on or before the Phase 2 Tender Date or the Phase 3 Tender Date, as applicable, in their respective condition as of the execution and delivery hereof, reasonable wear and tear excepted; that is to say, AS-IS, WHERE-IS condition, without any representations or warranties. Sublandlord shall endeavor to tender to Subtenant the Phase 2 Premises and Phase 3 Premises as promptly as practicable after Sublandlord vacates the same, but in no event later than the respective dates specified in the definitions of Phase 2 Tender Date and Phase 3 Tender Date. Sublandlord shall have no obligation to perform any work or make any alterations, improvements, or installations in order to prepare the Sublease Premises for Subtenant’s occupancy. By its acceptance of keys to the Sublease Premises or by opening for business or otherwise occupying the Sublease Premises, Subtenant shall be deemed to have accepted the Sublease Premises as suitable for the operation of Subtenant’s business operations.

6. Subtenant’s Use. The Sublease Premises shall be used and occupied for the Subtenant’s Use set forth in Section 1.16.

7. Rent. Commencing on the Phase 1/2 Rent Commencement Date (in respect of the Phase 1 Premises and the Phase 2 Premises) and the Phase 3 Rent Commencement Date (in respect of the Phase 3 Premises), Subtenant agrees to pay the Basic Rent set forth in Section 1.10 to the Payee specified in Section 1.11, via wire transfer, in immediately available funds, using the instructions set forth on Exhibit F or to such other payee or at such address as may be designated by notice in writing form from Sublandlord to Subtenant, without prior demand therefor and without any set-off, deduction or abatement whatsoever, except as otherwise expressly permitted hereunder or under the Prime Lease. Basic Rent shall be paid in equal monthly installments in advance on the first day of each month of the Term. Basic Rent shall be pro-rated for partial months at the beginning and end of the Term. All charges, costs and sums required to be paid by Subtenant to Sublandlord under this Sublease in addition to Basic Rent shall be deemed “Additional Rent”, and Basic Rent and Additional Rent shall hereinafter collectively be referred to as “Rent”. Subtenant’s covenant to pay Rent shall be independent of every other covenant in this Sublease. If any check tendered by Subtenant in payment of Rent, it shall be subject to collection; and, if the same is dishonored upon presentment for payment, Sublandlord, in addition to all other rights and remedies contained in this Sublease, may assess a dishonor charge of Fifty Dollars ($50.00); and Sublandlord shall thereafter have the right to insist that all of Subtenant’s further payments be made by wire transfer or certified check. If Subtenant fails to pay any Basic Rent or any Additional Rent within five (5) calendar days of the time it is due and payable, then such unpaid amounts shall bear interest from the due date thereof to the date of payment at the rate of thirteen percent (13%) per annum. Subtenant shall pay the first monthly installment of Basic Rent (which shall be credited against the Basic Rent due and payable on the Phase 1/2 Rent Commencement Date) on or prior to the Phase 1 Tender Date.

8.	Additional Rent.

8.1. If and to the extent that Sublandlord is obligated to pay sums other than Basic Rent under this Sublease or under the Prime Lease resulting from Subtenant’s subtenancy and/or use of the Sublease Premises, such sums shall be payable to Sublandlord as Additional Rent.

9. Subtenant’s Obligations. Subtenant shall be responsible for, and shall pay the following (which, if payable to Sublandlord, shall be deemed Additional Rent hereunder):

9.1. Subtenant acknowledges that the Sublease Premises (other than the Common Area Space) are separately metered for electric consumption. Subtenant will arrange with the Electrical Service Provider to have the electrical service to the Sublease Premises (other than the Common Area Space) put in Subtenant’s own name and billed directly to Subtenant. Throughout the Sublease Term, Subtenant shall pay the Electrical Service Provider of such electric services directly for the services consumed at the Sublease Premises. Subtenant covenants to pay when due the charges for all such electrical service. If any electric utility charges relating to electricity consumed at the Sublease Premises (other than the Common Area Space) are billed directly to Sublandlord, then Subtenant will reimburse Sublandlord for the actual amount of such charges, without markup, promptly upon Subtenant’s receipt of appropriate bills therefor. Subtenant shall hold Sublandlord harmless from all costs or expenses Sublandlord may incur from Subtenant’s failure to pay utility bills or to perform any of its obligations with respect to the purchase of utilities. All utilities serving the Sublease Premises are paid in full as of the date hereof. The cost of electrical service to the Common Area Space shall be included in Operating Expenses.

9.2. Commencing on January 1, 2012, Subtenant shall pay to Sublandlord, as Additional Rent, on a monthly basis, without any set-off, deduction or abatement whatsoever (except as otherwise expressly permitted hereunder or under the Prime Lease), one-twelfth (1/12) of the amount, if any, equal to the sum of (a) the Sublease Share of the amount by which the estimated Operating Expenses exceeds the Base Year Operating Expenses and (b) the Sublease Share of the amount by which the estimated Taxes exceeds the Base Year Taxes. These payments shall be paid in advance on or before the first day of each calendar month of the Term. On or before May 31 of each year during the Sublease Term, Sublandlord shall furnish Subtenant a written statement of reasonable estimated Operating Expenses and Taxes allocable to the Sublease Premises. If such written statement is furnished after the commencement of a calendar year, within thirty (30) days of written receipt, Subtenant shall also make a retroactive lump-sum payment to Landlord equal to the monthly payment amount multiplied by the number of months during the calendar year for which no payment was paid. Notwithstanding the foregoing, Sublandlord reserves the right, from time to time during each year, but no more frequently than once per year, to revise the estimated Operating Expenses allocable to the Sublease Premises and upon notice to Subtenant of such revision, Subtenant shall adjust its payment to Sublandlord accordingly. Notwithstanding the foregoing, in no event shall the aggregate amount payable by Subtenant for any calendar year on account of Controllable Expenses (as defined below) exceed the amount that is equal to the Controllable Expenses payable by Subtenant for the immediately prior calendar year, as increased by six percent (6%). As used herein, “Controllable Expenses” mean all operating costs excluding costs and expenses for insurance, utilities, Property Taxes, snow and ice removal, and union wages. The foregoing limitation on Controllable Expenses shall be on a cumulative “rolling average” basis over the Lease Term, so that, for example, if Controllable Expenses only increase by five percent (5%) in a particular Year, an increase of seven percent (7%) shall be permitted with respect to the following Year.

9.3. Actual Costs. On or prior to August 1 of each year following the Base Year, Sublandlord shall deliver to Subtenant a written statement, broken down by category, setting forth the Operating Expenses and Taxes for the Building and the portion thereof allocable to the Sublease Premises during the preceding Year; provided, however, such outside date shall not prejudice Sublandlord’s rights to further require reconcile Operating Expenses and Taxes with respect to items for which the information necessary to reconcile same was not available to Sublandlord by such outside date. Subtenant shall have the right to audit such expenses within ninety (90) days of receipt of a billing statement from Sublandlord. If such Operating Expenses and Taxes allocable to the Sublease Premises for any year exceed the estimated Operating Expenses and Taxes allocable to the Sublease Premises paid by Subtenant to Sublandlord pursuant to Section 9.2 for such year (subject to limit on Controllable Expenses described above), Subtenant shall pay the amount of such excess to Sublandlord within thirty (30) Days after receipt of such statement by Subtenant. If such statement shows the Operating Expenses and Taxes allocable to the Sublease Premises to be less than the estimated Operating Expenses and Taxes allocable to the Sublease Premises paid by Subtenant to Sublandlord (subject to the limit on Controllable Expenses described above), then the amount of such overpayment shall be shall be credited towards the installment(s) of Additional Rent next coming due from Subtenant, or if none, then the overpayment shall be refunded to Subtenant.

9.4. End of Term. If this Sublease shall terminate on a day other than the last day of a calendar year, Sublandlord shall pro-rate the Operating Expenses and Taxes allocable to the Sublease Premises for such calendar year predicated on the most recent reliable information available to Sublandlord.

9.5. All charges for after-hours service to the Sublease Premises, at such rates as are set forth in the Prime Lease or otherwise by Prime Landlord.

9.6. The cost and expense of ordinary maintenance and repairs as to the Sublease Premises shall be allocated in accordance with Section 14 hereof.

9.7. As Additional Rent, within thirty (30) days of receipt of invoice therefor, Subtenant shall reimburse Sublandlord for any personal property taxes imposed by a Governmental Authority in respect of the Personal Property (as defined in Section 18) and paid by Sublandlord.

10. Quiet Enjoyment. Sublandlord represents that it has full power and authority to enter into this Sublease, subject to the consent of the Prime Landlord, if required under the Prime Lease. Subtenant, upon the payment of Rent and the performance of all the terms of this Sublease, shall have the right, at all times during the Sublease Term, to peaceably and quietly enjoy the Sublease Premises without any disturbance from Sublandlord or any other person claiming through Sublandlord.

11.	Subtenant’s Insurance.

11.1. At all times during the Term, at its own cost and expense, Subtenant shall keep or cause to be kept in place insurance in the forms and amounts, and on the terms, required under Section 13 of the Prime Lease (which coverages shall be expanded or increased if required by the Prime Landlord or pursuant to the Prime Lease), provided however, that notwithstanding any provision of the Prime Lease to the contrary, Subtenant shall at a minimum, provide the following coverages: (a) commercial general liability insurance with respect to the Sublease Premises, written on an occurrence basis or with limits as required by the Prime Lease; (b) insurance covering all improvements made by or on behalf of Subtenant, trade fixtures, equipment, furnishings, furniture and other personal property installed and owned by Subtenant or as provided by Sublandlord and used in connection with the Sublease Premises insured to its full replacement value against loss or damage on a comprehensive all risk basis; and (c) Workers’ Compensation Insurance covering all employees as required by law. Additionally, during any construction or renovation of any permitted Alterations pursuant to this Sublease, Subtenant shall cause to be provided appropriate builder’s risk insurance and owner’s contingent or protective liability insurance, covering claims not covered by or under the terms of the above-mentioned comprehensive general liability insurance, written on an occurrence basis, with completed operations coverage and or with limits as required by the Prime Lease. Subtenant agrees to furnish Sublandlord with certificates in a form reasonably satisfactory to Sublandlord evidencing such insurance prior to the commencement of any such construction or renovations. Subtenant shall be responsible for insuring the Personal Property (as defined in Section 18) based upon Sublandlord’s then applicable book value, which may be adjusted on an annual basis.

11.2. In addition to any requirements stated in the Prime Lease, each insurance policy required above shall (a) be obtained from companies licensed or authorized to issue policies of insurance in the state in which the Sublease Premises are located and reasonably acceptable to Sublandlord (it being agreed that an insurance company reasonably acceptable to Prime Landlord shall be deemed reasonably acceptable to Sublandlord); (b) except for Workers’ Compensation, name Sublandlord and Prime Landlord (and any other entities designated by Sublandlord or Prime Landlord) as an additional insured; (c) insure the interests of Prime Landlord and Sublandlord regardless of any breach or violation by Subtenant of warranties, declarations or conditions contained in such policies or any action or inaction of Subtenant or of any other person; (d) be non-cancelable and non-amendable with respect to the interest of Sublandlord and Prime Landlord without at least thirty (30) days’ prior written notice; and (e) contain a clause that such policy and the coverage evidence thereby shall be primary with respect to any policies carried by Sublandlord, and that any coverage carried by Sublandlord shall be excess insurance.

11.3. Prior to the Phase 1 Tender Date, the Phase 2 Tender Date and the Phase 3 Tender Date, as applicable, and thereafter as required to evidence policy renewal at least ten (10) days prior to expiration, Subtenant shall furnish Sublandlord with certificates evidencing each insurance policy required above. Should Subtenant fail to timely provide any such certificate, Sublandlord shall have the right, but not the obligation, at any time and from time to time and without notice to obtain the insurance coverage required to be maintained by Subtenant, and if Sublandlord elects to do so, all costs and expenses incurred by Sublandlord shall be immediately paid by Subtenant to Sublandlord as Additional Rent without prejudice to any rights and remedies of Sublandlord under this Sublease. Each such policy shall contain a provision stating that such policy or policies shall not be canceled without prior written notice thereof to Prime Landlord and Sublandlord (or, as applicable, their respective designees).

11.4. Anything in this Sublease or the Prime Lease to the contrary notwithstanding, Sublandlord and Subtenant severally waive any claim in its favor against the other (REGARDLESS OF CAUSE, INCLUDING NEGLIGENCE OF THE OTHER OR ITS AGENTS OR EMPLOYEES, AND STRICT LIABILITY OF ANY KIND) for loss or damage to any of its property located on or constituting a part of the Sublease Premises or the Property, by reason of fire or the elements, or any other cause that is insured, or insurable (whether or not actually insured) by the terms of standard fire and extended coverage insurance in the state where the Building is located, regardless of the amount of the proceeds, if any, payable under such insurance.

11.5. If Subtenant procures and maintains insurance on its signs, trade fixtures and other equipment and personal property not installed as a permanent fixture to the Building or improvements thereto so as to become fixtures under State law, Subtenant shall be the sole owner of such insurance and recover and retain the proceeds of such insurance in the event of any loss covered by such insurance.

12.	Assignment or Subletting.

12.1 Without the prior written consent of Sublandlord (which shall not be unreasonably withheld) and of Prime Landlord (but only when required in accordance with the Prime Lease), Subtenant shall not (i) assign, convey or mortgage this Sublease or any interest under it, (ii) allow any transfer thereof or any lien upon Subtenant’s interest by operation of law, (iii) further sublet the Sublease Premises or any part thereof except to an Affiliate or (iv) permit the occupancy of the Sublease Premises or any part thereof by anyone other than Subtenant or an Affiliate (other than a licensee or concessionaire providing an exclusive service to Subtenant or an Affiliate). If Sublandlord consents thereto, Sublandlord shall use reasonable efforts to obtain the consent of Prime Landlord if such consent is required to be obtained under the Prime Lease, provided however, that any cost of obtaining Prime Landlord’s consent shall be borne by Subtenant.

12.2 No permitted assignment shall be effective and no permitted sublease shall commence unless and until any and all Events of Default by Subtenant then existing hereunder shall have been cured. No permitted assignment or subletting shall relieve Subtenant from Subtenant’s obligations and agreements hereunder and Subtenant shall continue to be liable as principal and not as guarantor or surety to the same extent as through no assignment or subletting had been made.

12.3. Notwithstanding anything contained herein, Subtenant shall have the right to assign the Sublease in its entirety, without the prior consent of the Sublandlord, to (a) an entity resulting from a merger or consolidation with Subtenant, (b) any entity succeeding to the business and assets of Subtenant and (c) any subsidiary or affiliate of Subtenant. As used herein, the term “affiliate” shall have the meaning ascribed to such term in the Prime Lease. Sublandlord shall use reasonable efforts to obtain the consent of Prime Landlord if such consent is required to be obtained under the Prime Lease, provided however, that any cost of obtaining Prime Landlord’s consent shall be borne by Subtenant.

13. Rules. Subtenant agrees to comply with all rules and regulations that Prime Landlord has made or may make hereafter from time to time for the Building and the Sublease Premises. Sublandlord shall not be liable in any way for damage caused by the non-observance by any other tenants of such similar covenants in their leases or of such rules and regulations. Sublandlord has received no such rules and regulations as of the date of this Sublease.

14. Repairs and Compliance. Subtenant shall, at Subtenant’s own expense, maintain the Sublease Premises in the condition required under the Prime Lease and at least in good order and condition and make all routine and ordinary repairs to the Sublease Premises as are necessary to keep the Sublease Premises in the condition required by the Prime Lease and at least in good working order, appearance and condition, as the case may require, and shall comply with all laws and ordinances, and all order, rules and regulations of all governmental authorities and of all insurance bodies and their fire prevention engineers at any time in force, applicable to the Subtenant’s particular use or manner of use of the Sublease Premises to the extent required under the Prime Lease. In addition, Subtenant shall be responsible for the cost to repair or replace any damage or injury in or about the Sublease Premises caused by any act or omission of Subtenant or Subtenant’s agents, employees or invitees. Sublandlord shall have no obligation to repair, maintain, refurbish or make replacements for the Sublease Premises, whether or not arising out of fire, other casualty, or in connection with the need for normal maintenance or repair except for any damage or injury in or about the Sublease Premises caused by any act or omission of Sublandlord or Sublandlord’s agents, employees, invitees or contractors or except as otherwise provided in this Sublease; provided however, that to the extent any maintenance, repair and replacement obligations to be performed by the tenant under the Prime Lease are not to be performed by Subtenant, Sublandlord shall be and remain responsible for the performance thereof.

15.	Fire or Casualty or Eminent Domain; Damage from Certain Causes.

15.1. Subtenant shall give Sublandlord prompt written notice (and, in any event, in accordance with any notice requirement stated in the Prime Lease) of any damage to the Sublease Premises by fire or other cause.

15.2. Notwithstanding anything to the contrary herein or in the Prime Lease, Subtenant shall not have the right to terminate this Sublease as to all or any portion of the Sublease Premises, or be entitled to an abatement of Basic Rent or Additional Rent, by reason of a casualty or condemnation affecting the Sublease Premises unless Sublandlord is entitled to terminate the Prime Lease or is entitled to a corresponding abatement with respect to its obligation under the Prime Lease. If Sublandlord is entitled to terminate the Prime Lease in respect of all or any portion of the Sublease Premises by reason of a casualty or condemnation affecting the Sublease Premises, Subtenant may terminate this Sublease as to any corresponding part of the Sublease Premises by written notice to Sublandlord given on or prior to the day determined by Section 28.1 prior to the date Sublandlord is required to give notice to Prime Landlord of such termination under the terms of the Prime Lease.

15.3. Notwithstanding any other provision of this Sublease or the Prime Lease to the contrary, except to the extent caused by the gross negligence or willful misconduct of Sublandlord, Sublandlord shall not be liable to Subtenant, or to Subtenant’s employees, agents, subtenants, licensees, invitees, or visitors, or to any other person whomever, for any loss, or any damage to or loss of any property or death or injury to any person occasioned by or arising out of (a) the condition or design of or any defect in or failure to repair the Sublease Premises or the Building or any part or component thereof (including without limitation any mechanical, electrical, plumbing, heating, air conditioning or other systems or equipment); or (b) acts or omissions of Prime Landlord, other tenants or occupants in the Property or of any other persons whomever; or (c) burglary, theft, vandalism, malicious mischief, fire, act of God, public enemy, criminal conduct, court order or injunction, riot, strike, insurrection, war, requisition or order of governmental authority, or any other matter beyond the reasonable control of Sublandlord; (d) repair or alteration of any part of the Sublease Premises or Property; or (e) violation or default by Prime Landlord under the Prime Lease (including without limitation slow-down, interruption, failure or cessation of any service to be provided by Prime Landlord).

16. Alterations. Subtenant may make or allow to be made alterations, additions or improvements (including signs) in or to the Sublease Premises (“Alterations”) following the prior consent of Sublandlord and Prime Landlord pursuant to the Prime Lease. In no event shall Subtenant make or allow to be made any Alterations if to do so would constitute a default under the Prime Lease. If Alterations by Subtenant are permitted or consented to as aforesaid, Subtenant shall make such Alterations at its sole cost and expense and Subtenant shall comply with all of the covenants of Sublandlord contained in the Prime Lease pertaining to the performance of such Alterations. Subtenant shall indemnify, defend and hold harmless Sublandlord against liability, loss, costs, damage, liens and expense imposed on Sublandlord arising out of the performance of Alterations by Subtenant. All Alterations made by either of the parties hereto upon the Sublease Premises, except movable office furniture (for the avoidance of doubt, other than the Personal Property) put in at the expense of Subtenant and other items as mutually agreed upon in writing, shall be the property of Sublandlord and shall remain upon and be surrendered with the Sublease Premises at the termination of this Sublease without molestation or injury. Any Alterations made by Subtenant shall be subject to removal at the expiration or earlier termination of this Sublease only if so required by Prime Landlord in writing at the time of Prime Landlord’s consent to such Alterations; otherwise, such Alterations shall be left on the Sublease Premises. Subtenant’s request for approval shall expressly request that Prime Landlord confirm its removal requirements at the time consent is granted. Notwithstanding anything herein to the contrary, Subtenant shall not be required to remove any cabling, telecommunications or electronic security systems at the expiration or earlier termination of this Sublease.

17. Surrender. Upon the expiration of this Sublease, or upon the termination of the Sublease or of the Subtenant’s right to possession of the Sublease Premises, Subtenant will at once surrender and deliver up the Sublease Premises, together with all Alterations, subject to the provisions of Section 16, and other improvements thereon, to Sublandlord broom clean and otherwise in good condition and repair, except for (x) reasonable wear and tear, (y) damage or loss from condemnation or, to the extent not the fault of Subtenant or any of its agents, employees, invitees and/or contractors, fire or other casualty, and (z) damage or loss caused by Sublandlord or its agents, employees, invitees and/or contractors. For the avoidance of doubt, conditions existing because of Subtenant’s failure to perform maintenance, repairs or replacements as required of Subtenant under this Sublease shall not be deemed “reasonable wear and tear”. Such improvements shall include all plumbing, lighting, electrical, heating, cooling and ventilating fixtures and equipment and other articles of personal property used in the operation of the Sublease Premises (as distinguished from operations incident to the business of Subtenant). Subtenant shall surrender to Sublandlord all keys to the Sublease Premises and make known to Sublandlord the combination of all combination locks which Subtenant is permitted to leave on the Sublease Premises. All Alterations in or upon the Sublease Premises made by or on behalf of Subtenant shall become a part of and shall remain upon the Sublease Premises upon such termination without compensation, allowance or credit to Subtenant unless such Alterations are to be removed by Subtenant as provided in Section 16. With respect to the Alterations which Subtenant is to remove as provided in Section 16, Subtenant shall restore the Sublease Premises to their condition prior to the making of such Alteration, repairing any damage occasioned by such removal or restoration. If Prime Landlord requires removal of such Alteration and Subtenant does not make such removal in accordance with this Section 17, Sublandlord may remove the same (and repair any damage occasioned thereby), and dispose thereof, or at its election, deliver same to any other place of business of Subtenant, or warehouse same. Subtenant shall pay the actual costs of such removal, repair, delivery and warehousing on demand.

18. Use of Personal Property of Sublandlord. Subject to the remaining provisions of this Section 18, Sublandlord hereby provides for Subtenant’s use during the Sublease Term, at no additional cost to Subtenant (other than as set forth in Section 9.7), the Sublandlord’s personal property located within the Sublease Premises as more specifically described in Exhibit E attached hereto and made a part hereof (the “Personal Property”). The Personal Property shall be made available to Subtenant, effective as of the Phase 1 Tender Date, the Phase 2 Tender Date and the Phase 3 Tender Date, as applicable, on an “AS IS, WHERE IS” basis WITH ALL FAULTS. Without limiting the generality of the foregoing, Sublandlord is not making, and expressly disclaims, any and all representations and warranties, either expressed or implied, regarding the Personal Property, including, but not limited to, any and all REPRESENTATIONS AND WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Notwithstanding the foregoing, Personal Property shall not include the existing telephone system or handsets, computer equipment, including routers or servers, video teleconferencing equipment (other than the specific video teleconferencing equipment listed on Exhibit E), and any personal property of any employee of the Sublandlandord. Unless title to the

Personal Property shall have vested in Subtenant in accordance with the last sentence of this Section 18, upon the expiration or early termination of this Sublease, Subtenant shall be responsible for delivering to Sublandlord within the Sublease Premises at least ninety percent (90%) of the Personal Property in good and clean condition, normal wear and tear excepted. Subtenant shall have the right, at its sole cost and expense, to move and reconfigure the Personal Property within the Sublease Premises from time to time; and, Subtenant shall not be required to return the Personal Property to its original configuration upon the expiration or earlier termination of the Sublease, provided that the configuration of the Personal Property with the Subleased Premises as of the expiration or earlier termination of the Sublease is a reasonable configuration. The Personal Property shall remain the property of Sublandlord; provided, however, that if Subtenant duly exercises the Renewal Option, title to the Personal Property shall vest in Subtenant, at no charge to Subtenant, upon the Expiration of the Renewal Term.

19. Holding Over. Subtenant shall have no right to occupy the Sublease Premises or any portion thereof after the expiration or early termination of this Sublease. In the event Subtenant or any party claiming by, through or under Subtenant holds over, Sublandlord may exercise any and all remedies available to it at law or in equity to recover possession of the Sublease Premises. For each and every month or partial month that Subtenant or any party claiming by, through or under Subtenant remains in occupancy of all or any portion of the Sublease Premises after the expiration of this Sublease or after termination of this Sublease or Subtenant’s right to possession, Subtenant shall pay monthly rental at a rate equal to (a) one hundred ten percent (110%) of the rate of Basic Rent and Additional Rent payable by Subtenant hereunder immediately prior to the expiration or other termination of this Sublease, for each month of such holdover during the period commencing on the Expiration Date and ending on the four-month anniversary of the Expiration Date (the “First Holdover Period”) and (b) one hundred fifty percent (150%) of the rate of Basic Rent and Additional Rent payable by Subtenant hereunder immediately prior to the expiration or other termination of this Sublease, for each month of such holdover during the period commencing on the day next succeeding the end of the First Holdover Period and ending on the last day of the month on which Subtenant shall surrender the Sublease Premises in accordance with the terms and conditions of this Sublease. Sublandlord shall be entitled to recover damages suffered as a result of any such holdover, including without limitation, (y) damages payable by Sublandlord to Prime Landlord by reason of any such holdover or (z) any costs, expenses, and damages resulting from Sublandlord’s inability to re-let or reoccupy the Building (or relevant portion thereof) upon Subtenant’s scheduled expiration or early termination.

20. Encumbering Title. Subtenant shall not do any act which shall in any way encumber the title of Prime Landlord in and to the Building, nor shall the interest or estate of Prime Landlord or Sublandlord be in any way subject to any claim by way of lien or encumbrance, whether by operation of law by virtue of any express or implied contract by Subtenant, or by reason of any other act or omission of Subtenant. Any claim to, or lien upon, the Sublease Premises or the Building arising from any act or omission of Subtenant shall accrue only against the subleasehold estate of Subtenant and shall be subject and subordinate to the paramount title and rights of Prime Landlord in and to the Building and the Property and the interest of Sublandlord in the premises leased pursuant to the Prime Lease. Without limiting the generality of the foregoing, Subtenant shall not permit the Sublease Premises, the Building or the Property to become subject to any mechanics’, laborers’ or materialmen’s lien on account of labor or material furnished to Subtenant or claimed to have been furnished to Subtenant in connection with work of any character performed or claimed to have been performed on the Sublease Premises by, or at the direction or sufferance of, Subtenant, provided, however, that if so permitted under the Prime Lease, Subtenant shall have the right to contest in good faith and with reasonable diligence, the validity of any such lien or claimed lien if Subtenant shall give to Prime Landlord and Sublandlord such security as may be deemed satisfactory to them to assure payment thereof and to prevent any sale, foreclosure, or forfeiture of the Sublease Premises, the Building of the Property by reason of non-payment thereof, provided further, however, that on final determination of the lien or claimed lien, Subtenant shall immediately pay any judgment rendered, with all proper costs and charges, and shall have the lien released and any judgment satisfied. Sublandlord shall have the right to satisfy any lien as Sublandlord, in its sole discretion deems necessary to prevent a default under the Prime Lease or otherwise to protect the interests of Sublandlord or Prime Landlord.

21. Indemnity. Except for matters arising out of the willful misconduct or gross negligence of Sublandlord, Subtenant shall hold Sublandlord and Prime Landlord harmless from and defend Sublandlord and Prime Landlord against any and all claims or liability (including consequential damages to the extent that (i) Sublandlord becomes liable to Prime Landlord or Sublandlord or (ii) Prime Landlord become liable to a third party for the same, and reasonable attorneys’ fees) for any breach of this Sublease, including any action or inaction which would constitute a breach of the Prime Lease, as well as any injury or damage to any person or property whatsoever (a) occurring in, on or about the Sublease Premises during the term of this Sublease (or during any entry onto the Sublease Premises, Building or Property by Subtenant or its employees, agents, contractors or invitees occurring prior to the Phase 1 Tender Date, the Phase 2 Tender Date or the Phase 3 Tender Date, as applicable), or (b) occurring in, on or about the Building or the Property, when such injury or damage be caused wholly or in part by the act, neglect, fault or omission of any duty with respect to the same, by Subtenant, its agents, employees, contractors or invitees. The indemnities contained in this Section 21 shall survive the expiration or earlier termination of this Sublease. Except as expressly provided for in Section 19 or this Section 21, in no event shall either party be liable for consequential, indirect or punitive damages.

22. Sublandlord’s Reserved Rights. Sublandlord reserves the right, with the giving of twenty-four (24) hours written notice, and with a Subtenant escort if the Subtenant so desires, to inspect the Sublease Premises, or to exhibit the Sublease Premises to persons having legitimate interest at any time during the Term.

23. Defaults. Subtenant further agrees that any one or more of the following events shall be considered Events of Default as said term is used herein, that is to say, if:

23.1. Subtenant shall default in any payment of Basic Rent, Additional Rent, or any other sums required to be paid by Subtenant hereunder when due as herein provided and such default shall continue for three (3) calendar days after Sublandlord gives written notice indicating the same is overdue (provided Sublandlord shall have no obligation to send written notice more than twice in any twelve (12) month period); or

23.2. Subtenant shall default in securing insurance or in providing evidence of insurance as set forth in Section 11 of this Sublease or shall default with respect to lien claims as set forth in Section 20 of this Sublease; or

23.3. Subtenant shall, by its act or omission to act, cause a default under the Prime Lease and such default if subject to cure under the Prime Lease shall not be cured at least five (5) business days prior to end of the time permitted for such cure under the Prime Lease; or

23.4. Subtenant shall default in any of the other covenants and agreements herein contained to be kept, observed and performed by Subtenant, and such default shall continue for fifteen (15) days after notice thereof to Subtenant or such shorter period provided for in Section 23.3 should Subtenant’s default under this Section 23.4 also create a default under the Prime Lease; or

23.5. Subtenant shall vacate or abandon the Sublease Premises during the Term hereof, which abandonment shall continue for thirty (30) days after the giving of notice thereof by Sublandlord; or

23.6. the filing of an involuntary petition proposing the adjudication of Subtenant as a bankrupt or insolvent, or the reorganization of Subtenant, or an arrangement by Subtenant with its creditors, whether pursuant to the Federal Bankruptcy Code or any similar federal or state proceeding, unless such petition is filed by a party other than Subtenant and is withdrawn or dismissed within sixty (60) days after the date of its filing; or

23.7. Subtenant shall file, or admit the jurisdiction of the court and the material allegations contained in, any petition in bankruptcy, or any petition pursuant or purporting to be pursuant to the Federal bankruptcy laws now hereafter amended, or Subtenant shall institute any proceedings for relief of Subtenant under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangements, composition or extension; or

23.8. Subtenant shall make any assignment for the benefit of creditors or shall apply for or consent to the appointment of a receiver for Subtenant or any of the property of Subtenant; or

23.9. Subtenant shall admit in writing its inability to pay its debts as they become due; or

23.10. A decree or order appointing a receiver of the property of Subtenant shall be made and such decree or order shall not have been vacated, stayed or set aside within sixty (60) days from the date of entry or granting thereof.

24. Remedies; Damages. Upon the occurrence of an Event of Default, Sublandlord shall have the right, at its election, immediately upon such Event of Default or at any time thereafter and while any such Event of Default shall continue, to exercise one or more of the following remedies:

24.1. Sublandlord may, with or without process of law, terminate this Sublease and enter upon the Sublease Premises and expel Subtenant and those claiming under Subtenant, without being guilty of any manner of trespass, and thereafter Sublandlord may peacefully and quietly hold and enjoy the Sublease Premises as if this Sublease had not been made; without prejudice, however, to any right of Sublandlord to sue for and recover Rent amounts due under this Sublease; or to any claim for damage or right of action, remedy or proceeding for breach of any covenant, agreement or condition herein contained which Sublandlord might otherwise have or use.

24.2. Sublandlord may bring legal proceedings for the recovery of such damages, or any installments thereof, from time to time at its election, and nothing contained herein shall be deemed to require Sublandlord to postpone suit until the date when the Term of this Sublease would have expired if it had not been terminated hereunder. Nothing herein contained shall be construed as limiting or precluding the recovery by Sublandlord from Subtenant of any sums or damages (including, without limitation, attorneys’ fees and expenses) to which, in addition to the damages particularly provided above, Sublandlord may lawfully be entitled by reason of any default hereunder on the part of Subtenant.

24.3. In the event that Subtenant shall default in the full performance of any of the terms, covenants or conditions on its part to be performed under this Sublease, then Sublandlord shall have the same rights and remedies with respect to such defaults as are given to the Prime Landlord under the Prime Lease with respect to defaults by Sublandlord under the Prime Lease as well as any other rights and remedies available under applicable law, all with the same force and effect as though the provision of the Prime Lease with respect to defaults and the rights and remedies of the Prime Landlord under the Prime Lease in the event thereof were set forth at length in this Sublease, together with the right in each case to recover from Subtenant the reasonable legal fees and expenses incurred by Sublandlord. For the avoidance of doubt, the term “event of default” shall also include the breach of the failure of Subtenant to comply with any of the terms and conditions of the Consent beyond any applicable notice and cure periods specified therein.

24.4. Notwithstanding any reentry by Sublandlord or any termination of this Sublease, Sublandlord shall be entitled to recover from Subtenant, and Subtenant shall pay to Sublandlord on demand an amount equal to the difference between Basic Rent, Additional Rent and other sums which would be payable under this Sublease from the date of such demand and the fair rental value of the Sublease Premises for the balance of the Term.

24.5. In addition to any other rights it may have in law or equity, Sublandlord shall be entitled (but shall not be obligated) to cure such Event of Default, in which case Subtenant shall reimburse Sublandlord for all costs incurred in curing such Event of Default, plus interest thereon at the rate of thirteen percent (13%) per annum, all of which shall be payable by Subtenant upon demand by Sublandlord. Notwithstanding any provision to the contrary contained herein, Sublandlord shall use commercially reasonable efforts to mitigate damages under this Sublease.

25. Waiver of Jury Trial. SUBLANDLORD AND SUBTENANT HEREBY JOINTLY AND SEVERALLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY SUBLANDLORD OR SUBTENANT ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS SUBLEASE, THE RELATIONSHIP OF SUBLANDLORD AND SUBTENANT, SUBTENANT’S USE OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE. THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES OTHER THAN SUBLANDLORD OR SUBTENANT.

26. Notices and Consents. All notices, demands, requests, consents or approvals which may or are required to be given by either party to the other shall be in writing and shall be deemed given when received or refused if sent by United States registered or certified mail, post prepaid, return receipt requested or if sent by overnight commercial courier service (a) if to Subtenant, addressed to tenant at the address specified in Section 1.2 or at such other place as Subtenant may from time to time designate by notice in writing to Sublandlord or (b) if for Sublandlord, addressed to Sublandlord at the address specified in Section 1.3 or at such other place as Sublandlord may from time to time designate by notice in writing to Subtenant. Each party agrees promptly to deliver a copy of each notice, demand, request, consent or approval from such party to Prime Landlord and promptly to deliver to the other party a copy of any notice, demand, request, consent or approval received from Prime Landlord. Such copies shall be delivered by overnight commercial courier.

27. Certain Prime Lease Provisions Not Applicable. Notwithstanding anything herein to the contrary, as between Sublandlord and Subtenant:

(a)	The following provisions of the Original Lease shall be deemed to be inapplicable and of no force and effect with respect to the Subleased Premises and the matters hereby contemplated: 1.1.3, 1.1.4, 1.1.5, 1.1.6, 1.1.7, 1.1.8, 1.1.9, 1.1.10, 1.1.11, 1.1.12, 1.1.13, 3.1, 3.2, 3.3, 6.2.7, 6.5, 16 (second paragraph) 33, 35, 40.2, 47.1, 52, 54 and Exhibits C, C-1, C-2 and F. Notwithstanding anything herein to the contrary, the term “Landlord” as used in Section 11.2 of the Original Lease shall be read to refer to Prime Landlord and/or Sublandlord, as the context may require.

(b)	The First Amendment shall be deemed to be inapplicable and of no force and effect with respect to the Subleased Premises and the matters hereby contemplated.

28. Provisions Regarding Sublease. This Sublease and all the rights of parties hereunder are subject and subordinate to the Prime Lease. Each party agrees that it will not, by its act or omission to act, cause a default under the Prime Lease. In furtherance of the foregoing, the parties hereby confirm, each to the other, that it is not practical in this Sublease agreement to enumerate all of the rights and obligations of the various parties under the Prime Lease and specifically to allocate those rights and obligations in this Sublease agreement. Accordingly, in order to afford to Subtenant the benefits of this Sublease and of those provisions of the Prime Lease which by their nature are intended to benefit the party in possession of the Sublease Premises, and in order to protect Sublandlord against a default by Subtenant which might cause a default or event by Sublandlord under the Prime Lease:

28.1. Each of Sublandlord and Subtenant agrees that the time limits provided for in the provisions of the Prime Lease incorporated herein by reference as provided above for the giving of notice, making demands, performance of any act, condition or covenant, or the exercise of any right, remedy or option, are changed for the purposes of this Sublease, as specifically stated elsewhere herein, or if not so stated, by lengthening for Sublandlord, or shortening for Subtenant, as the case may be, such limits by (i) two (2) days with respect to all such periods of five (5) days, (ii) five (5) days with respect to all such periods of ten (10) days, (iii) ten (10) days with respect to all such periods of twenty (20) days, (iv) twenty (20) days with respect to all such periods of thirty (30) days, (v) thirty (30) days with respect to all such periods of sixty (60) days or more and (vi) as much notice as is reasonably practicable with respect to all periods of less than five (5) days, so that notices may be given, demands made, or any act, condition or covenant performed, or any right, remedy or option hereunder exercised by Sublandlord or Subtenant, as the case may be, within the time limit relating thereto contained in the Prime Lease.

28.2. Except as otherwise expressly provided herein, Sublandlord shall perform its covenants and obligations under the Prime Lease which do not require for their performance and possession of the Sublease Premises and which are not otherwise to be performed hereunder by Subtenant on behalf of Sublandlord. For example, Sublandlord shall at all times keep in full force and effect all insurance required of Sublandlord as Subtenant under the Prime Lease.

No representations or warranties made in the Prime Lease by Prime Landlord to Sublandlord shall be incorporated into this Sublease as having been made by Sublandlord to Subtenant.

28.3. Except as otherwise expressly provided herein, Subtenant shall perform all affirmative covenants and shall refrain from performing any act which is prohibited by the negative covenants of the Prime Lease, where the obligation to perform or refrain from performing is by its nature imposed upon the party in possession of the Sublease Premises. If practicable, Subtenant shall perform affirmative covenants which are also covenants of Sublandlord under the Prime Lease at least five (5) calendar days prior to the date when Sublandlord’s performance is required under the Prime Lease. Upon at least two (2) days advance written notice (except in case of emergency in which case advance notice shall not be required), Sublandlord shall have the right to enter the Sublease Premises to cure any default by Subtenant under this Section 28.3. No representations or warranties made in the Prime Lease by Sublandlord, as tenant thereunder, to Prime Landlord shall be incorporated into this Sublease as having been made by Subtenant to Sublandlord.

28.4. Sublandlord shall not agree to an amendment to the Prime Lease which might have a materially adverse effect on Subtenant’s occupancy of the Sublease Premises or its use of the Sublease Premises for their intended purposes, unless Sublandlord shall first obtain Subtenant’s prior written approval thereof, which approval shall not be unreasonably withheld, conditioned or delayed.

28.5. Sublandlord hereby grants Subtenant the right to receive all of the services and benefits with respect to the Sublease Premises which are to be provided by Prime Landlord under the Prime Lease. Sublandlord shall have no duty to perform any obligations of Prime Landlord which are, by their nature, the obligation of an owner or manager of real property. For example, Sublandlord shall not be required to provide the services or repairs which Prime Landlord is required to provide under the Prime Lease. Sublandlord shall have no responsibility for or be liable to Subtenant for any default, failure or delay on the part of Prime Landlord in the performance or observance by Prime Landlord of any of its obligations under the Prime Lease, nor shall such default by Prime Landlord affect this Sublease or waive or defer the performance of any of Subtenant’s obligations hereunder except to the extent that such default by Prime Landlord excuses performance by Sublandlord under the Prime Lease. Notwithstanding the foregoing, the parties contemplate that Prime Landlord shall, in fact, perform its obligations under the Prime Lease and in the event of any default or failure of such performance by Prime Landlord, Sublandlord agrees that it will, upon notice from Subtenant and provided that no Event of Default by Subtenant then exists, make demand upon Prime Landlord to perform its obligations under the Prime Lease and, provided that Subtenant specifically agrees to pay all costs and expenses of Sublandlord and provide Sublandlord with security reasonably satisfactory to Sublandlord to pay such costs and expenses, Sublandlord will take appropriate legal action to enforce the Prime Lease.

28.6. Notwithstanding anything to the contrary set forth in this Sublease, Sublandlord shall have no obligation to exercise any rights of renewal, extension, expansion, contraction, first refusal, termination or other similar rights Sublandlord may have under the Prime Lease.

28.7. Sublandlord shall provide Subtenant with a copy of any notice of default under the Prime Lease received by Sublandlord promptly following receipt thereof.

29. Additional Services. Sublandlord shall cooperate with Subtenant to cause Prime Landlord to provide services required by Subtenant in addition to those otherwise required to be provided by Prime Landlord under the Prime Lease. Subtenant shall pay Prime Landlord’s charge for such services as Additional Rent promptly after having been billed therefore by Prime Landlord or by Sublandlord. If at any time a charge for such additional services is attributable to the use of such services by both Sublandlord and Subtenant, the cost thereof shall be equitably divided between Sublandlord and Subtenant. Sublandlord represents that there are no additional charges by Prime Landlord for 24/7 access and HVAC to the Sublease Premised other than normal utility costs to the utility suppliers associated therewith.

30. Brokerage. Each party warrants to the other that it has had no dealing with any broker or agent in connection with this Sublease other than the Broker specified in Section 1.17, whose commission shall be paid by Sublandlord, and covenants to pay, hold harmless and indemnify the other party from and against any and all costs (including reasonable attorneys’ fees), expense or liability for any compensation, commissions and charges claimed by any other broker or other agent with respect to this Sublease or the negotiation thereof on behalf of such party.

31.	[Intentionally omitted.]

32. Strict Performance. Failure by Sublandlord in any instance to insist upon the strict performance of any one or more of the obligations of the Subtenant under this Sublease, or to exercise any election herein contained or acceptance of payment of any kind with knowledge of a default by the Subtenant, shall in no manner be or be deemed to be a waiver by Sublandlord of any defaults or breaches hereunder or of any of its rights and remedies by reason of such defaults or breaches, or a waiver or relinquishment for the future of the requirement of strict performance of any and all of the Subtenant’s obligations hereunder. Further, no payment by Subtenant or receipt by Sublandlord of a lesser amount than the correct amount of Basic Rent and/or Additional Rent due hereunder shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed to effect or evidence an accord and satisfaction, and Sublandlord may accept any checks or payments as made without prejudice to Sublandlord’s right to recover the balance or pursue any other remedy in this Sublease or otherwise provided at law or in equity.

33. Subtenant’s OFAC Representations. Subtenant is now and will in the future be, in compliance with U.S. Executive Order 13224 (“Order”) and no action, proceeding, investigation, charge, claim, report or notice has been filed, commenced or threatened against Subtenant alleging any failure to so comply. Subtenant has no knowledge or notice of any fact, event, circumstance, situation or condition which could reasonably be expected to result in (i) any action, proceeding, investigation, charge, claim, report or notice being filed, commenced or threatened against any of them alleging any failure to comply with the Order, or (ii) the imposition of any civil or criminal penalty against any of them for any failure to so comply. Neither Subtenant nor its partners are included in the OFAC List set forth in the Order or 31 CFR Ch V (Part 595) Appendix A.

34. Sublandlord’s Liability. The liability of Sublandlord for any breach or default by Sublandlord under this Sublease, or otherwise for whatever reason regarding this Sublease or the Sublease Premises, whether such liability is in contract, tort or otherwise, shall, in each instance, be limited to an amount equal to the lesser of (y) $2,000,000 and (z) the then remaining Basic Rent payable by Subtenant under the Sublease (without regard to the Renewal Term), and, subject to the foregoing, Subtenant agrees to look solely to Sublandlord’s interest in the Sublease Premises. No other property or assets of Sublandlord or its partners or principals, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Subtenant’s remedies under or with respect to this Sublease, the relationship of

Sublandlord and Subtenant hereunder or Subtenant’s use or occupancy of the Sublease Premises. Neither Sublandlord nor any person or entity comprising, owning or affiliated with Sublandlord shall have any personal liability with respect to this Sublease.

35. Attorneys’ Fees. In the event of any litigation between Sublandlord and Subtenant regarding the interpretation or enforcement of any provision of the Sublease, the prevailing party in such litigation shall, upon the entry of a final order of a court of competent jurisdiction adjudicating such prevailing party’s claim, be entitled to an award of all counsel’s fees reasonably and necessarily incurred in the prosecution or defense of such litigation.

36.	Miscellaneous.

36.1. Severability. If any provision of this Sublease or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Sublease and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

36.2. Time of the Essence. It is expressly agreed that time is of the essence as to each and every one of Subtenant’s obligations set forth herein. Except as otherwise expressly stated in this Sublease, all time periods calculated in this Sublease shall be based on calendar days.

36.3. Entire Agreement. It is expressly agreed by Subtenant, as a material consideration for the execution of this Sublease, that this Sublease, with the specific references to extrinsic documents, is the entire agreement of the parties; that there are, and were, no verbal representations, warranties, understandings, stipulations, agreement or promises pertaining to the subject matter of this Sublease or of any expressly mentioned extrinsic documents that are not incorporated in writing in this Sublease.

36.4. Amendment. This Sublease may not be altered, waived, amended or extended except by an instrument in writing signed by Sublandlord and Subtenant and, if required by the terms of the Prime Lease, by the Prime Landlord.

36.5. Governing Law. This Sublease shall be governed by the laws of the State of Maryland.

36.6. Counterparts. This Sublease may be executed in any number of counterparts, each of which (together or separately) shall be an original, but all of which shall constitute one instrument; and such counterparts may be delivered by facsimile or other electronic transmission with original signature pages to follow reasonably promptly, each of which shall be deemed an original until the receipt of the originally executed counterpart.

36.7. Defined Terms. Any capitalized terms used herein but not defined herein shall have the respective meanings ascribed to such terms in the Prime Lease.

37.	Additional Provisions.

37.1. Parking. In addition to the sublease of the Sublease Premises, Subtenant shall be entitled to use, on an unreserved basis, approximately 3.8 parking spaces of each 1,000 rentable square feet of the Sublease Premises. Such parking shall be provided in the parking deck and on the surface parking lots that serve the Building and shall be provided for Subtenant through the Sublease Term on an unreserved, first-come, first-served basis, without any dedicated monthly parking charge. Sublandlord shall have no liability to the Subtenant for its inability to furnish parking at the ratio specified in this Section 37.1, nor shall Sublandlord have any liability whatsoever with respect to any claims by Subtenant or Subtenant’s invitees with respect to any loss or damage.

37.2. Subtenant Termination Option. Subtenant shall have the one time right to terminate this Sublease, as of October 31, 2015 (the “Early Termination Date”), provided that (w) the Prime Contract (as defined below), that is being served by the occupants in the Building, is terminated prior to such early termination date, (x) Subtenant gives Sublandlord irrevocable written notice of its election to terminate this Sublease on or prior to October 31, 2014 (TIME SHALL BE OF THE ESSENCE WITH RESPECT TO SUCH DATE), (y) Subtenant is not in default of its obligation to pay any Basic Rent, Additional Rent or other amounts due hereof as of the Early Termination Date and (z) Subtenant pays to Sublandlord, at the time of written notice, an amount equal to the sum of (i) the then unamortized portion of Sublandlord’s Sublease transaction costs (limited reasonable legal fees and brokerage commissions and calculated using an interest rate of eight percent (8%)) and (ii) four (4) monthly installments of Basic Rent (at the rate payable as of the Early Termination Date). Subtenant shall surrender the Sublease Premises on or before the Early Termination Date, in accordance with the provisions of Section 17. The provisions of this Sublease which by their terms are intended to survive expiration of the Sublease Term shall so survive. As used herein, the term “Prime Contract” shall mean that certain contract known as the Centers for Medicaid and Medicare Services (CMS) Development Effort Consolidation Contract (DECC) with a start date of 8 November 8, 2010.

37.3. [Intentionally omitted.]

37.4. Signage. Subtenant, at Subtenant’s sole cost, shall be permitted to install an illuminated sign on the top spandrel of the exterior façade of the Building in the same location and of the same general dimensions of the existing Integral Systems sign. Such sign shall be subject to (a) the reasonable approval of Sublandord and, if applicable, Prime Landlord, (b) the terms and conditions of the Prime Lease and (c) all applicable codes, covenants and restrictions. Sublandlord shall, at Sublandlord’s sole cost and expense, remove its sign in the Building lobby and replace such sign with a smaller sign (exact size and location to be determined) behind the reception desk. Upon expiration or early termination of the sublease, Subtenant, at Subtenant’s sole cost and expense, shall be responsible for removing all interior and exterior Subtenant signs and repairing any damage caused by such installation. In addition, at the time Subtenant installs its sign on the exterior façade of the Building, Subtenant shall remove Sublandlord’s existing exterior signage; and, within 30 days after receipt of written demand therefor (together with supporting documentation), Sublandlord shall reimburse Subtenant the reasonable cost and expense of the removal of Sublandlord’s existing exterior signage. Sublandlord, at Sublandlord’s sole cost and expense, but subject to the terms and conditions of the Prime Lease, shall be permitted to design, permit and install a monument sign that displays the Sublandlord’s name and logo in close proximity to the front entrance of the Building; provided, however, that Subtenant shall have the right to reasonably approve the design and location of Sublandlord’s logo and its proximity to the front entrance of the Building. Each of Sublandlord and Subtenant shall be entitled to install its logo behind the reception desk, provided (w) such logos are of comparable size, (x) the design, location and method of installation of Subtenant’s logo and Sublandlord’s logo shall be subject to the reasonable approval of the other and (z) the same is in compliance with the Prime Lease.

37.5. Landlord’s Liens. Sublandlord waives and disclaims any and all rights to a landlord or other statutory or common law lien upon the personal property of Subtenant.

37.6. Telecommunication Equipment. Subject to Prime Landlord’s prior written approval, if required by the Prime Lease, Subtenant shall have the rights granted to Sublandlord in Sections 56 of the Prime Lease. In addition to Subtenant’s obligations under Section 17 of this Sublease, Subtenant shall comply with all of the provisions of the Prime Lease.

37.7. Expansion Space Rights.

(a)	Subtenant shall have the right to sublease from Sublandlord that portion (the “Expansion Space”) of the Building that does not constitute part of the initial Sublease Premises (including Sublandlord’s portion of the Common Area Space) at any time during the initial term of this Sublease by giving not less than 6 months’ prior written notice thereof, provided (y) Sublandlord is then in occupancy of the Expansion Space and as of the date of Subtenant’s intended election, Sublandlord has not theretofor delivered to Subtenant a ROFO Notice (as defined in Section 37.7) and (z) no Event of Default then exists hereunder. Upon the giving of any such notice, provided the foregoing conditions are satisfied, Sublandlord and Subtenant shall diligently negotiate, in good faith, an effective date (the “Expansion Space Commencement Date”) for such expansion of the Sublease Premises (which date (unless the parties shall otherwise agree) shall not be earlier than the 6-month anniversary nor later than then 9-month anniversary of the date on which Sublandlord receives notice of Subtenant’s election under this Section 37.7(a)). Then, on the Expansion Space Commencement Date: (i) the Expansion Space so subleased shall be added to and be deemed part of the Sublease Premises for all purposes of this Sublease, (ii) the Basic Rent for the Expansion Space shall equal the Basic Rent for the initial Sublease Premises then in effect, (iii) the Sublease Share shall be increased as of such date to one hundred percent (100%) and (iv) the Expansion Space shall be delivered to Subtenant by Sublandlord in its then “as is” condition. For the avoidance of doubt, from and after the Expansion Space Commencement Date, Subtenant shall be responsible for all maintenance, repair and other obligations of Sublandlord under the Prime Lease, including without limitation in respect of the Common Area Space. If Subtenant exercises its option in respect of the Expansion Space, Sublandlord and Subtenant shall endeavor to negotiate satisfactory arrangements with Prime Landlord such that Subtenant shall have a “direct lease” with Prime Landlord in respect of the Building; provided, however, that, in such case, each of Sublandlord and Subtenant shall have the right to determine, in its sole discretion, whether its respective arrangements with Prime Landlord are satisfactory to it.

(b)

Provided Subtenant is then in occupancy of the Sublease Premises and no Event of Default exists hereunder, during the period (such period, the “Blackout Period”) commencing on the date hereof and expiring on the 18-month anniversary of the date hereof, Sublandlord agrees that it shall not sublet the Expansion Space to any Person other than (i) Subtenant or (ii) an affiliate of Sublandlord (provided that the rights of any such affiliate to sublet the Expansion Space shall be subject to the rights of Subtenant under Section 37.7(a)). After the expiration of the Blackout Period, if Sublandlord in good faith intends to market any of the Expansion Space, Sublandlord shall first deliver a notice (the “ROFO Notice”) to Subtenant stating such intention. For the 90-day period (the “ROFO Period”) commencing on the first day following Sublandlord’s delivery of the ROFO Notice, Subtenant shall have the one-time, exclusive right (the

“ROFO Right”) to sublease the Expansion Space in accordance with the terms of this Section 37.7(b), provided no Event of Default then exists hereunder. Subtenant may exercise its ROFO Right only by giving written notice thereof prior to the expiration of the ROFO Period (TIME SHALL BE OF THE ESSENCE WITH RESPECT TO SUCH DATE). In the event Subtenant duly exercises its ROFO Right hereunder, Subtenant shall be deemed to have duly made an election to sublet the Expansion Space under Section 37.7(a), mutatis mutandis.

Notwithstanding anything herein to the contrary, Subtenant’s rights under this Section 37.7 shall be null and void, if at the time Subtenant seeks to make an election under this Section 37.7 or Sublandlord gives a ROFO Notice, either (i) this Sublease shall not be in full force and effect or (ii) there shall exist an Event of Default hereunder.

37.8. Renewal Term. Subtenant shall have the option (“Renewal Option”) to extend the Sublease Term through March 31, 2020 (the period from the initial Expiration Date through and including such date, the “Renewal Term”), provided that (x) this Sublease shall not have been previously terminated, (y) unless waived in writing by Sublandlord, no Event of Default exists (i) on the date Subtenant gives Sublandlord written notice (“Renewal Notice”) of Subtenant’s election to exercise such Renewal Option and (y) on the initial Expiration Date and (z) Subtenant shall have given Sublandlord irrevocable written notice of its election not less than 12 months’ prior to the initial Expiration Date (TIME SHALL BE OF THE ESSENCE WITH RESPECT TO SUCH DATE). The Renewal Option may be exercised with respect to the entire Premises only. Time is of the essence with respect to the giving of the Renewal Notice. If Subtenant exercises the Renewal Option, the Renewal Term shall be upon the same terms, covenants and conditions as those contained in this Sublease, including without limitation adjustments to the rate of Basic Rent pursuant to Section 1.11.

37.9. Security; Key Cards.

(a)	Sublandlord shall provide electronic card-key access for the Building and the Sublease Premises, using the Building’s existing security system; provided, however, that Subtenant shall have the right, upon 30 days’ prior written notice, to install and commence use of its own security system in respect of the Sublease Premises and, in such event, each of Sublandlord and Subtenant shall cooperate with the other to effectuate a smooth transition from the then shared security system to Subtenant’s own security system. For the avoidance of doubt, the installation by Subtenant of its own dedicated security system shall be deemed an Alteration and the provisions of this Sublease relating to Alterations shall apply.

(b)

The following provisions shall apply to the use by Subtenant of the Building’s existing security system: Subtenant shall reimburse Sublandlord for the actual costs of all electronic card keys furnished for Subtenant’s use. Subtenant shall be responsible for the costs of any modifications to the Building’s existing security system necessary for Subtenant’s use or requested by Subtenant and shall reimburse Sublandlord for any costs incurred by Sublandlord in connection therewith. Subtenant shall reimburse Sublandlord for its proportionate share of the costs and expenses associated with the operation and maintenance of the security system. Subtenant hereby agrees to keep any key cards provided to Subtenant in Subtenant’s possession and control at all times until required or requested to surrender the same, and in no event shall Subtenant lend or otherwise transfer any of its key cards to any person other than Subtenant’s employees, program contractors or subcontractors or consultants. In the event Subtenant shall lose or misplace any key card, or in the event any of Subtenant’s key cards shall be stolen, Subtenant shall immediately notify Sublandlord after acquiring knowledge thereof. Subtenant further agrees that it shall immediately notify Sublandlord of the termination or separation of any employee, contractor, subcontractor or consultant previously issued a key card so that such key card may be promptly de-activated. Subtenant hereby acknowledges that the key cards key are and shall remain the property of Sublandlord (or the operator/service provider of the security system, as the case may be), and Subtenant agrees to return the same to Sublandlord upon the expiration (or sooner termination) of this Sublease (or any earlier date on which the operator/service provider of the security system is entitled to de-activate said key cards in accordance with the applicable security system contract).

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IN WITNESS WHEREOF, Sublandlord and Subtenant have respectively executed this Sublease as of the day and year first above written.

WITNESS:	SUBLANDLORD:

INTEGRAL SYSTEMS, INC.

	By:	/s/ Christopher B. Roberts
Name: Christopher B. Roberts
Title: Chief Financial Officer

WITNESS:	SUBTENANT:

COMPUTER SCIENCES CORPORATION

	By:	/s/ Robert Croker
Name: Robert Croker
Title: Vice-President, Finance & Administration